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                                                                   Exhibit 21.1


                        Subsidiaries of the Registrant
                        ------------------------------

All subsidiaries do business under the respective names listed below.



1.   Investors Bank & Trust Company
      Massachusetts chartered trust company

2.   Investors Safe Deposit Corp.
      Massachusetts corporation

3.   IBT Trust Company (Cayman) Ltd.
      incorporated in the Cayman Islands

4.   Investors Securities Corporation
      Massachusetts securities corporation

5.   IBT Fund Services (Canada) Inc.
      incorporated in Canada

6.   Investors Trust Holdings Ireland
      organized in the Republic of Ireland

7.   Investors Financial Services (Ireland) Ltd.
      organized in the Republic of Ireland

8.   Investors Trust & Custodial Services (Ireland) Ltd.
      organized in the Republic of Ireland

9.   Investors Fund Services (Ireland) Ltd.
      organized in the Republic of Ireland